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                                                                     EXHIBIT 3.7

                            ARTICLES OF INCORPORATION
                                       OF
                           AMERIPATH CARROLLTON, INC.

                                   Article 1.

The name of the corporation is AmeriPath Carrollton, Inc.

                                   Article 2.

The corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                    Article 3.

The duration of the corporation shall be perpetual.

                                   Article 4.

The corporation is organized for profit and is organized for the purpose of engaging in any lawful business. The corporation shall have all of the general powers granted to corporations organized under the Georgia Business Corporation Code, whether granted by specific statutory authority or by construction of law.

                                   Article 5.

The number of shares which the corporation is authorized to issue is one hundred
(100), all of which are of a par value of $0.01 each and are of the same class and are Common shares.

                                   Article 6.

The street address of the registered office is 4845 Jimmy Carter Boulevard, Norcross, Georgia 30093, in Gwinnett County. The registered agent at such address is Corporation Service Company.

                                   Article 7.

The name and address of each incorporator is:

     NAME                           ADDRESS
     Roy Larson                     Baker & McKenzie
                                    1200 Brickell Avenue, 19th Floor
                                    Miami, Florida 33131

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                                   Article 8.

The initial board of directors shall consist of two (2) members. The names and addresses of each director is:

     NAME                           ADDRESS
     James C. New                   7289 Garden Road, Suite 200,
                                    Riviera Beach, Florida 33404

     Robert P. Wynn                 7289 Garden Road, Suite 200,
                                    Riviera Beach, Florida 3340

                                   Article 9.

The principal mailing address of the corporation is 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404.

                                   Article 10.

The corporation shall, to the fullest extent permitted by the provisions of the Georgia Business Corporation Code, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                                   Article 11.

The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Georgia Business Corporation Code, as the same may be amended and supplemented.

                                   Article 12.

Action required or permitted by the provisions of the Georgia Business Corporation Code to be taken at a shareholders' meeting may be taken without a meeting in accordance with the provisions of Section 14-2-704 of the Georgia Business Corporation Code if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum

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number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted.

                                   Article 13.

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent.

                                   Article 14.

This Article constitutes an undertaking by the corporation to publish a notice of the filing of these Articles of Incorporation as required by the provisions of subsection (b) of Section 14-2-201.1 of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 25th day of May 2000.

                                      /s/ Roy Larson
                                      -------------------------
                                      Roy Larson
                                      Incorporator

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